Exhibit 10.55

Summary of Severance Benefit For
Bertrand Valdman, Senior Vice President and Chief Financial Officer

Pursuant to Mr. Valdman's employment offer letter, if there is a change in the Puget Sound Energy President and Chief Executive Officer and due to that change Mr. Valdman's employment is terminated or there is a significant decrease in the role, scope and compensation structure for his employment that is not otherwise covered by a change in control agreement, Mr. Valdman is entitled to receive the following benefits:

•	a severance payment equal to one year's base salary;

•	a pro-rata share of the annual incentive at 100% target;

•	a relocation allowance not to exceed $50,000; and

•	the vested portion of the restricted stock granted at the time of his employment.

To receive these benefits, Mr. Valdman will be required to sign a waiver and release agreement in a form to be provided by Puget Sound Energy.